MAG SILVER CORP.

TIMELY DISCLOSURE, CONFIDENTIALITY AND INSIDER TRADING POLICY

1.	Purpose of this Policy

The purpose of this Policy is to ensure that MAG Silver Corp. (the “Corporation”) and all persons to whom this Policy applies meet their obligations under the provisions of securities laws and stock exchange rules by establishing a process for the timely disclosure of all Material Information (as defined herein), ensuring that all persons to whom this Policy applies understand their obligations to preserve the confidentiality of Undisclosed Material Information (as defined herein) and ensuring that all appropriate parties who have Undisclosed Material Information are prohibited from Insider Trading (as defined herein) and Tipping (as defined herein) under applicable law, stock exchange rules and this Policy.  This Policy covers disclosures in documents filed with the securities regulators and written statements made in the Corporation’s annual and quarterly reports, news releases, letters to shareholders, presentations by senior management and information contained on the Corporation’s web site and other electronic communications. It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

2.	To Whom this Policy Applies

The main groups to whom this Policy apply are set forth in Schedule “A” attached hereto.  Each section of the Policy that imposes restrictions and obligations will describe which groups of persons are subject to that section. References in this Policy to “any person to whom this Policy applies” or similar references are intended to include persons in all of the groups described in Schedule “A”.

3.	Responsibility for this Policy

The Corporation has created an operational committee (the “Disclosure Committee”) consisting of the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and one independent director together with such other persons as they may delegate from time to time.  The composition of the Disclosure Committee may change from time to time and the Corporation will advise all persons to whom this Policy applies of any such changes. Any actions required to be taken may be taken by any two members of the Committee

4.	Individuals Who Are Authorized to Speak on Behalf of the Corporation

4.1
Only the individuals (“Spokespersons”) listed below are authorized to communicate with analysts, the media and investors on behalf of the Corporation and only with respect to the areas noted opposite their respective names. The list may be changed by the Disclosure Committee from time to time.

Spokesperson	Area
Daniel T. MacInnis	All
Gordon Neal	All
Frank Hallam	All
John Foulkes	All
4.2
A Spokesperson may, from time to time, delegate in writing (1) other Board Members, Officers, Employees or Contractors, or (2) with the approval of the Disclosure Committee, any other person, to speak on behalf of the Corporation as back-ups or to respond to specific inquiries.  The Spokesperson will advise the Chief Executive Officer that such a delegation has been made.

4.3
Any person to whom this Policy applies who is approached by the media, an analyst, investor or any other member of the public to comment on the affairs of the Corporation, must refer all inquiries to the Chief Executive Officer and must promptly notify the Chief Executive Officer that the approach was made.

4.4
Notwithstanding the requirements of this Policy, any Director of the Corporation is authorized to speak on behalf of the Corporation if approached by, an analyst, investor or any other member of the public so long as such discussion is restricted to only cover information, statements and policy positions already disclosed by the Corporation and therefore already in the public domain.  All media enquiries will be directed to a spokesperson.

5.	Disclosure of Material Information

5.1
“Material information” consists of both “material facts” and “material changes”.  A “material fact” means a fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of the securities of the Corporation.  A “material change” means a change in the business, operations, assets or ownership of the Corporation that would reasonably be expected to have a significant effect on the market price or value of any of the securities of the Corporation and includes a decision to implement such a change if such a decision is made by senior management of the Corporation who believe that confirmation of the decision by the board of directors of the Corporation (the “Board”) is probable.  Under U.S. securities legislation, Material Information also includes any matters to which there is substantial likelihood that a reasonable investor would attach importance in making investment decisions.

5.2
In making materiality judgments, it is necessary to take into account a number of factors that cannot be captured in a simple bright-line standard or test.  These include, among other things, the nature of the information itself, the volatility of the Corporation’s securities and prevailing market conditions.  The materiality of a particular event or piece of information may vary between companies according to their size, the nature of their operations and many other factors.  Under volatile market conditions, apparently insignificant variances between earnings projections and actual results can have a significant impact on share price once released.  The Corporation will monitor and assess the market’s reaction to different information that is publicly disclosed to help make materiality judgments in the future.  As a guiding principle, if there is any doubt about whether particular information is material or not, the Corporation should err on the side of materiality and release the information publicly.

5.3
Any person to whom this Policy applies who becomes aware of information that has the possibility of being Material Information must immediately disclose that information to a member of the Disclosure Committee.  Schedule “B” attached hereto lists examples of Material Information.  That list is not exhaustive and the Corporation still needs to exercise its own judgment in making materiality determination.

5.4
Material Information is required to be disclosed immediately except in restricted circumstances where immediate release of the information would be unduly detrimental to the interests of the Corporation.  (See Section 8.2 of this Policy.) The Disclosure Committee, in consultation with the Board and others as appropriate, shall determine what is deemed to be Material Information and the appropriate public disclosure. Disclosure must be corrected immediately if the Corporation subsequently learns that earlier disclosure by the Corporation contained a material error at the time it was given and must be updated if earlier disclosure has become misleading as a result of intervening events.

5.5
News releases disclosing Material Information will be transmitted to the American Stock Exchange and the Toronto Stock Exchange  (the “Exchanges”), relevant regulatory bodies and major news wire services (that provide simultaneous distribution in Canada and the U.S.) that disseminate financial news to the financial press and to daily newspapers that provide regular coverage of financial news in the areas where the Corporation has operations.  When the Exchanges are open for trading, advance notice of a press release announcing Material Information must be provided to the Market Surveillance Branch (or similar departments) of the Exchanges to determine if a halt in trading is necessary to provide time for the market to digest the news.  When a press release announcing Material Information is issued outside of trading hours, the Market Surveillance Branch of the Exchanges should be notified before the market opens.  Copies of all press releases should be supplied to the Market Surveillance Branch of the Exchanges and to the relevant securities regulators immediately.

5.6
The Corporation’s news releases should contain enough detail to enable the media and investors to understand the substance and importance of the change that is being disclosed.  The guiding principle should be to communicate clearly and accurately the nature of the information, without including unnecessary details, exaggerated reports or editorial commentary designed to colour the investment community’s perception of the announcement one way or another.

5.7
All news releases must include the name of an officer or director of the Corporation who is responsible for the announcement, together with the Corporation’s telephone number.  It may also include the name and telephone number of additional contact persons.

5.8
News releases announcing Material Information will be disseminated through an approved news wire service that provides simultaneous national (in Canada and the U.S.) distribution to stock exchange members, relevant regulatory bodies and appropriate financial media.

5.9
All news releases will be posted on the Corporation’s website promptly after confirmation of dissemination over the news wire.  The website will include a notice that advises the reader that the information posted was accurate at the time of posting, but may be superseded by subsequent news disclosures.

5.10
All news releases will, as soon as practicable after dissemination, be filed on SEDAR and be furnished to the U.S. Securities and Exchange Commission (“SEC”) under cover of Form 6-K on the SEC’s EDGAR database.

6.	Internet Chat Rooms and Bulletin Boards

6.1
Board Members, Officers, Employees and Contractors must not discuss or post any information relating to the Corporation or any of its subsidiaries or trading in securities of the Corporation in Internet chat rooms, newsgroups or bulletin boards.

6.2
Board Members, Officers, Employees and Contractors should advise the Disclosure Committee if they are aware of any discussion of information of the Corporation in a chat room, newsgroup or bulletin board.

7.	Rumours

The Corporation shall not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. Spokespersons will respond consistently to those rumours, saying “It is our policy not to comment on market rumours or speculation.”  If an Exchange or a securities regulatory authority requests that the Corporation make a statement in response to a market rumour, the Disclosure Committee will consider the matter and make a recommendation to the Chief Executive Officer as to the nature and context of any response.

8.	Confidentiality of Undisclosed Material Information

8.1
“Undisclosed Material Information” of the Corporation is the Material Information about the Corporation that has not been “Generally Disclosed”: that is, disseminated to the public by way of a news release together with the passage of a reasonable amount of time (24 hours, unless otherwise advised that the period is longer or shorter, depending on the circumstances) for the public to analyze the information.

8.2
Where the immediate disclosure of Material Information concerning the business and affairs of the Corporation would be unduly detrimental to the interests of the Corporation, its disclosure may be delayed and kept confidential temporarily in accordance with applicable securities laws of Canada and the U.S. and applicable rules of the Exchanges (e.g., in some cases, immediate disclosure may be required by an Exchange in the event of unusual market activity or rumours).  Keeping information confidential can only be justified where the potential harm to the Corporation or to investors caused by immediate disclosure may reasonably be considered to outweigh the undesirable consequences of delaying disclosure.

Examples of circumstances in which disclosure might be unduly detrimental to the interests of the Corporation include:

•	Where the release of information would prejudice the ability of the Corporation to pursue specific and limited objectives or to complete a transaction or series of transactions that are underway.

•	Where the disclosure of the information would provide competitors with confidential corporate information that would be of significant benefit to them.

•	Where the disclosure of information concerning the status of ongoing negotiations would prejudice the successful completion of those negotiations.

•
Where the disclosure of information includes the names of, or reference to, partners who have not yet exercised their contractual right to comment on such disclosure and their comment may benefit the disclosure by improving its clarity or accuracy.

All decisions to keep Material Information confidential must be made by the Disclosure Committee or the Board.

8.3
Any person to whom this Policy applies and who has knowledge of Undisclosed Material Information must treat the Material Information as confidential until the Material Information has been Generally Disclosed.

8.4
Undisclosed Material Information shall not be disclosed to anyone except in the necessary course of business. If Undisclosed Material Information has been disclosed in the necessary course of business, anyone so informed must clearly understand that it is to be kept confidential, and, in appropriate circumstances, execute a confidentiality agreement.  Schedule “C” attached hereto lists circumstances where securities regulators believe disclosure may be in the necessary course of business. When in doubt, all persons to whom this Policy applies must consult with a member of the Disclosure Committee to determine whether disclosure in a particular circumstance is in the necessary course of business. For greater certainty, disclosure to analysts, institutional investors, other market professionals and members of the press and other media will not be considered to be in the necessary course of business.  “Tipping”, which refers to the disclosure of Undisclosed Material Information to third parties outside the necessary course of business, is prohibited.

8.5	In order to prevent the misuse of inadvertent disclosure of Undisclosed Material Information, the procedures set forth below should be observed at all times:

•
Documents and files containing confidential information should be kept in a safe place to which access is restricted to individuals who “need to know” that information in the necessary course of business and code names should be used if necessary;

•	Confidential matters should not be discussed in places where the discussion may be overheard or on cell phones or other wireless devices;

•
Transmission of documents containing Undisclosed Material Information by electronic means will be made only where it is reasonable to believe that the transmission can be made and received under secure conditions such as a dedicated server; and

•
Unnecessary copying of documents containing Undisclosed Material Information must be avoided and extra copies of documents must be promptly removed from meeting rooms and work areas at the conclusion of the meeting and must be destroyed if no longer required.

•
In certain circumstances the Disclosure Committee may assign a “code name” to confidential information.  Employees should utilize the “code name” at all times when discussing the confidential information.  Printed documents containing confidential information shall be stored in a secured cabinet and access to these documents on the Corporation’s computer network must be restricted.

8.6
In the event that confidential information, or rumours respecting the same, is divulged in any manner (other than in the necessary course of business), the Corporation is required to make an immediate announcement on the matter.  The Exchanges must be notified of the announcement in advance in the usual manner.  This includes contacting the applicable Exchange and may require requesting that trading be halted pending the issuance of a news release.

9.	Quiet Period

9.1
Each period (1) beginning on the last day of each fiscal quarter and each fiscal year, and (2) ending when the earnings for that quarter or year have been Generally Disclosed by way of a news release, will be a “Quiet Period”.  During a Quiet Period, Spokespersons must not provide any future-oriented information relating to the business and affairs of the Corporation or any of its subsidiaries. Spokespersons are also prohibited from providing any future oriented information about the Corporation or any of its subsidiaries’ prospective business, operations or capital, including future-oriented financial information (as that term is defined under applicable securities law) (“Forward-Looking Information”) about expected revenues, net income or profit, earnings per share, expenditure levels, and other information commonly referred to as earnings guidance (“Earnings Guidance”) or comments with respect to the financial results for the current fiscal quarter or current fiscal year.  Notwithstanding these restrictions, the Company may Generally Disclose Forward-Looking Information during the Quiet Period when the Forward-Looking Information constitutes Undisclosed Material Information. During a quiet period, Spokespersons may respond to unsolicited inquiries about information either that is not Material Information or that has been Generally Disclosed.  Notwithstanding the foregoing, project oriented Forward Looking Information that is unaffected by quarterly or annual financial results of the Company, such as, without limitation, scoping studies, pre-feasibility studies and feasibility studies, that are already Generally Disclosed can continue to be disclosed in the normal course of business during the Quiet Period provided that no information, such as without limitation, per share data, is disclosed that would be affected by annual or quarterly results.

10.	Avoiding Selective Disclosure

10.1
Material Information is required to be publicly disclosed before being disclosed to any person or company (e.g. in an interview with an analyst or in a telephone conversation with an investor) except disclosing such information to such person or company prior to public dissemination is necessary in the course of business and such person or company is bound by an express confidentiality agreement or owes the Corporation a duty of trust or confidence with respect to such information.

10.2
When participating in shareholder meetings, news conferences, analysts’ conferences and private meetings with analysts, Spokespersons must only disclose information that either (1) is not Material Information or (2) is Material Information but has previously been Generally Disclosed. For greater certainty, acceptable topics of discussion include the Corporation’s business prospects (subject to the provisions of Section 11 of this Policy), the business environment, management’s philosophy and long-term strategy. Any selective disclosure of Undisclosed Material Information, including Earnings Guidance, is not permitted.

10.3	To protect against selective disclosure, the following procedures should be followed:

•
Spokespersons who are participating in shareholder meetings, news conferences, analysts’ conferences and private meetings with analysts should normally script their comments and prepare answers to anticipated questions in advance of the meeting or conference; and

•
Those scripts should normally be reviewed by the Disclosure Committee before the meeting or conference and any Undisclosed Material Information that is contained in the script must be Generally Disclosed before the meeting or conference or deleted from the script if it is premature for the information to be Generally Disclosed.

10.4
After each shareholder meeting, news conference, analysts’ conference or private meeting with analysts, the Corporation’s participants should normally meet and review the disclosures made during the course of the meeting or conference to determine if any Undisclosed Material Information was unintentionally disclosed.

10.5
If Undisclosed Material Information was disclosed, the participants must advise a member of the Disclosure Committee, who shall take immediate steps to ensure that the information is Generally Disclosed.

10.6
Pending the Material Information being Generally Disclosed, the Corporation must contact the parties to whom the Material Information was disclosed and inform them (1) that the information is Undisclosed Material Information and (2) of their legal obligations with respect to the Material Information.

11.	Limitations on Review, Distribution of Analysts’ Reports

11.1
When reviewing analysts’ reports in accordance with the procedure set out below, comments of Board Members, Officers, Employees and Contractors must be limited to identifying factual information that has been Generally Disclosed that may affect an analyst’s model and pointing out inaccuracies or omissions with respect to information that has been Generally Disclosed.

Any comments must contain a disclaimer that the report was reviewed for factual accuracy only. No comfort or guidance shall be expressed on the analysts’ earnings models or earnings estimates and no attempt shall be made to influence an analyst’s opinion or conclusion.

11.2
Analysts’ reports must not be circulated by Board Members, Officers, Employees and Contractors, except when in the necessary course of business, nor shall they be posted on, nor linked from the Corporation’s website.

12.	Forward-Looking Information

12.1
The Corporation may from time to time give Earnings Guidance or any other Forward-Looking Information through voluntary disclosure by way of a news release, provided that the cautionary language described in Section 12.2 accompanies the information.

12.2	If Forward-Looking Information is Generally Disclosed:

•	the information must be clearly stated to be forward-looking;

•	the factors and assumptions that were used to arrive at the Forward-Looking Information must be clearly described;

•
the factors that could cause actual results to differ materially must be clearly stated, and should be presented with a reasonably possible range of outcomes, a sensitivity analysis or other qualitative analysis that will assist in assessing the related risks; and

•
The information will be accompanied by a statement that the information is stated as of the current date and subject to change after that date, and the Corporation disclaims any intention to update or revise this statement of forward-looking information, whether as a result of new information, future events or otherwise.

13.	Trading of Securities of the Corporation

13.1
“Insider Trading” which refers to persons in a Special Relationship with the Corporation purchasing or selling or otherwise monetizing securities of the Corporation while in possession of Undisclosed Material Information, is prohibited.

13.2
In addition to Section 13.1, Board Members, Officers and Head Office Employees shall not purchase or sell or otherwise monetize securities of the Corporation except during a “Trading Window”, provided there is no “Blackout Period” in effect, other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1, provided such trading plan (1) is in writing; (2) was submitted to the Corporation for review prior to its adoption; and (3) was not adopted during a Blackout Period or at a time when the person was in possession of material non-public information.

“Trading Window” means: (1) the period of time beginning on the second day on which the Toronto Stock Exchange is open for trading and on which the trading in the Corporation’s securities is not halted or suspended (a “Trading Day”) after the financial results for the first, second, third fiscal quarter or the fiscal year (as applicable) have been disclosed by way of a news release and ending the last Trading Day immediately prior to the two weeks before  the end of the next fiscal quarter; and (2) any other period designated by the Disclosure Committee and communicated to those persons to whom this Policy applies. If the Trading Window ends on a weekend or statutory holiday, it shall be deemed to have ended on the last business day before the weekend or statutory holiday.

“Blackout Period” means: (1) any time that is not during a Trading Window; and (2) any other period designated by the Disclosure Committee and communicated to those persons to whom this Policy applies.

In the circumstances where the Disclosure Committee determines a Blackout Period is required a confidential memo will be sent to all persons subject to this Policy informing them that a Blackout Period is in effect and that no trading in the Corporation’s securities is to occur until further notice.  No reason for the Blackout Period will be provided.

In addition, no person subject to a Blackout Period shall inform anyone not subject to the blackout that a Blackout Period is in effect as a result of particular events or developments.

13.3
Notwithstanding Section 13.2, a Board Member, Officer, Employee and Contractor may purchase or sell securities during a Blackout Period with the prior written consent of the CEO.  The CEO will grant permission to purchase or sell during a Blackout Period only in the case of a legal obligation to trade the Corporation’s securities which pre-dates the Blackout Period or as otherwise permitted by applicable securities rules.

13.4	The trading prohibitions in Sections 13.1 and 13.2 do not apply to the acquisition of securities through the exercise of share options or warrants provided that other conditions are met, including:

•	the options or warrants would otherwise expire during the Blackout period;

•	the options or warrants are in-the-money at the time of exercise;

•
the Blacked-out party is not in possession of any Material Undisclosed Information, be it Material Undisclosed Information that is the cause of the Blackout period or any other Material Undisclosed Information; and

•
the Blacked-out party has delivered written notice to the corporation of his or her intent to exercise options prior to such exercise and at the same time delivers a written acknowledgement confirming that the above conditions have been met and that he or she will not trade the shares received on exercise of the options until such time that:

i.	the Blackout Period has expired; and

ii.	the Blacked-out party is not otherwise subject to another Blackout Period or prohibited by law from trading in such shares.

13.5
These trading prohibitions do apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option or warrant, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or warrant.

14.	Trading in Securities of Other Companies

In addition, it is the policy of the Corporation that no Board Member, Officer, Employee or Contractor who, in the course of working for the Corporation, learns of material non-public information about a company with which the Corporation does business, including a customer or supplier of the Corporation, may trade in that company’s securities until the information becomes public or is no longer material.

15.	Post-Termination Transactions

This Policy continues to apply to transactions in Corporation securities by Board Members, Officers, Employees or Contractors even after termination of employment or service of such persons.  If any of these persons is in possession of Undisclosed Material Information at the time of termination of that person’s employment or service with the Corporation, that person may not trade in Corporation securities until that information has become public or is no longer material.

16.	Insider Trade Reports; U.S. Beneficial Ownership Reporting Requirements

16.1
An Insider of the Corporation is required to file an initial insider report within ten (10) days of becoming an Insider and subsequent insider reports within ten (10) days following any change in its interest in any securities of the Corporation. If an Insider of the Corporation does not own or have control over or direction over securities of the Corporation, or if ownership or direction or control over securities of the Corporation remains unchanged from the last report filed, a report is not required.  In addition, such Insider is required to disclose in writing to the Disclosure Committee, any change in its interest in any securities of the Corporation within five (5) days of such change.

16.2
In addition, U.S. law imposes reporting requirements on persons who acquire beneficial ownership (as such term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934) of more than five per cent of the Corporation’s common shares.  In general, such persons must file, within 10 days after such acquisition, a report of beneficial ownership with the SEC containing the information prescribed by the regulations under Section 13 of the U.S. Securities Exchange Act of 1934.

17.	Penalties

When Board Members, Officers, Employees or Contractors are caught trading on Undisclosed Material Information it causes great embarrassment to the Corporation.  While regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, U.S. federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel (see “Control Person Liability” below).  As a result, the Corporation may take its own disciplinary actions, which could result in termination of employment or implementation of a probationary period.  The Corporation will also report the matter to the appropriate regulatory authorities.

The prohibition against trading on Undisclosed Material Information as set forth in Canadian and U.S. securities legislation can be enforced through a wide range of penalties, including:

(a)	fines and penal sanctions;

(b)	civil actions for damages;

(c)	criminal penalties and incarceration;

(d)	an accounting to the Corporation for any benefit or advantage received; and

(e)	administrative sanctions by securities commissions, such as cease trade orders and removal of exemptions.

18.	U.S. “Control Person” Liability

In the U.S., the Corporation and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, could be subject to civil and criminal penalties.

19.	Acknowledgment

Employees will be requested to sign the acknowledgement attached as Schedule “D” to this Policy.

Non-compliance with these policies is a serious breach of the terms and conditions of engagement and will be dealt with accordingly.

January 11, 2008

SCHEDULE “A”

Individuals and Entities to Whom This Policy Applies

“Board Members, Officers, Employees and Contractors” means a Board Member, an officer, an Employee or an independent contractor (who is engaged in an employee-like capacity) of the Corporation or its subsidiaries.  As described below, all Board Members, Officers, Employees and Contractors are also persons in a Special Relationship with the Corporation.

“Employee” means a full-time, part-time, contract or secondment employee of the Corporation or any of its subsidiaries.

“Head Office Employee” means an Employee who regularly works out of the Corporation’s head office location in Vancouver, British Columbia.

“Immediate Family Member” means any spouse, live-in partner or relative of a person who resides in the same household as that person, who does not live in that person’s household but whose transactions in Corporation securities are directed by, or are subject to the influence or control of, that person (such as parents or children who consult with such person before they trade in Corporation securities; they accordingly should be made aware of the need to confer with such person before they trade in the Corporation’s securities).

“Insider” means:

(1)	a Board Member or a Senior Officer of the Corporation;

(2)
a person who beneficially owns, directly or indirectly, more than 10% of the voting securities of the Corporation or who exercises control or direction over more than 10% of the votes attached to the voting securities of the Corporation (a “10% Shareholder”);

(3)	a Board Member or a Senior Officer of a subsidiary of the Corporation; or

(4)	a Board Member or a Senior Officer of a 10% Shareholder of the Corporation.

As described herein, all Insiders are also (1) Board Members, Officers, Employees and Contractors and (2) persons in a Special Relationship with the Corporation.

“Persons in a Special Relationship with the Corporation” means:

(1)	each Board Member, Officer, Employee and Contractor;

(2)	each 10% Shareholder;

(3)	each Board Member, officer, employee or contractor of a 10% Shareholder;

(4)	each member of an operating or advisory committee of the Corporation or its subsidiaries;

(5)
each Board Member, officer, partner and employee of a company that is engaging in any business or professional activity with the Corporation or its subsidiaries and who routinely comes into contact with Material Information;

(6)
each person or company that learned of Material Information with respect to the Corporation from a person or company described in (1) though (5) of this definition and knew or ought reasonably to have known that the other person or company was in such a special relationship; and

(7)	any Immediate Family Member of any individual referred to in (1) through (6).

(8)
A company is considered to be a “Subsidiary” of another company if it is controlled by (1) that other, (2) that other and one or more companies, each of which is controlled by that other, or (3) two or more companies, each of which is controlled by that other; or it is a subsidiary of a company that is that other’s subsidiary. In general, a company will control another company when the first company owns more than 50% of the outstanding voting securities of that other company.

“Senior Officer” means:

(1)
the chair or a vice-chair of the Board  or any of its subsidiaries, the President, Chief Executive Officer, Chief Financial Officer, a Vice-President, the Corporate Secretary, the Treasurer or the Managing Director of the Corporation or any of its subsidiaries or any of their operating divisions; or

(2)	any other individual who performs functions for the Corporation or any of its subsidiaries similar to those normally performed by an individual occupying any of the offices listed in (1) above.

As described herein, all Senior Officers are also (1) Insiders, (2) Board Members, Officers, Employees and Contractors and (3) persons in a Special Relationship with the Corporation.

SCHEDULE “B”

Examples of Information That May Be Material

(Based on National Policy 51-201 and

Section 410 of the Toronto Stock Exchange Manual;

also consistent with American Stock Exchange Company Guide)

Changes in corporate structure
•	changes in share ownership that may affect control of the company
•	changes in corporate structure such as major reorganizations, amalgamations, or mergers
•	take-over bids, issuer bids, or insider bids

Changes in capital structure
•	the public or private sale of additional securities
•	planned repurchases or redemptions of securities
•	planned splits of common shares or offerings of warrants or rights to buy shares
•	any share consolidation, share exchange, or stock dividend
•	changes in a company’s dividend payments or policies
•	the possible initiation of a proxy fight
•	material modifications to the rights of security holders

Changes in financial results
•	a significant increase or decrease in near-term earnings prospects
•	unexpected changes in the financial results for any period
•	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs
•	changes in the value or composition of the company’s assets
•	any material change in the company’s accounting policies

Changes in business and operations
•	any development that affects the company’s resources, reserves, technology, products or markets
•	a significant change in capital investment plans or corporate objectives
•	major labour disputes or disputes with major contractors or suppliers
•	significant new contracts, products, patents, or services or significant losses of contracts or business
•	significant discoveries by resource companies
•	changes to the Board of Directors or executive management, including the departure of the company’s CEO, CFO, COO or president (or persons in equivalent positions)
•	the commencement of, or developments in, material legal proceedings or regulatory matters
•	waivers of corporate ethics and conduct rules for officers, directors, and other key employees
•	any notice that reliance on a prior audit is no longer permissible
•	de-listing of the company’s securities or their movement from one quotation system or exchange to another

Acquisitions and dispositions
•	significant acquisitions or dispositions of assets, property or joint venture interests
•	acquisitions of other companies, including a take-over bid for, or merger with, another company

Changes in credit arrangements
•	the borrowing or lending of a significant amount of money
•	any mortgaging or encumbering of the company’s assets
•	defaults under debt obligations, agreements to restructure debt, or planned enforcement procedures by a bank or any other creditors
•	changes in rating agency decisions
•	significant new credit arrangements

Schedule “C”

Examples of Disclosures That May Be Necessary in the Course Of Business

(Reproduced from National Policy 51-201)

(1) Disclosure to:

•	vendors, suppliers, or strategic partners on issues such as research and development, sales and marketing, and supply contracts

•	employees, officers and board members

•	lenders, legal counsel, auditors, underwriters, and financial and other professional advisors to the Corporation

•	parties to negotiations

•	labour unions and industry associations

•	government agencies and non-governmental regulators

•
credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available)

(2) Disclosures in connection with a private placement

(3) Communications with controlling shareholders, in certain circumstances

Schedule “D”

RECEIPT AND ACKNOWLEDGEMENT

I, __________________________________________, hereby acknowledge that I have received and read
                      (Print Name)

a copy of the “Timely Disclosure, Confidentiality and Insider Trading Policy” and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-noted policy may subject me to discipline by the Corporation up to and including termination.

________________________________        __________________________
Signature                                                                                               Date